Exhibit 5.1

Laura A. Berezin

+1 650 843 5128

lberezin@cooley.com

September 30, 2019

Vir Biotechnology, Inc.

499 Illinois Street, Suite 500

San Francisco, CA 94158

Ladies and Gentlemen:

We have represented Vir Biotechnology, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-233604) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 8,214,286 shares (the “Shares”) of the Company’s common stock, par value $0.0001, including up to 1,071,428 shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement, which is to be in effect immediately following the closing of the offering contemplated by the Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, which are to be in effect immediately prior to the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Shares will be sold at a price authorized by the Board of Directors of the Company or a duly authorized committee thereof. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents by all persons other than by the Company where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Vir Biotechnology, Inc.

September 30, 2019

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Laura A. Berezin
Laura A. Berezin

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com